UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________
FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	61-1488595
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

10344 Sam Houston Park Drive, Suite 300, Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Preferred Stock	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

FORUM ENERGY TECHNOLOGIES, INC.
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant's Securities to be Registered.
Forum Energy Technologies, Inc. (the “Company”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission on April 30, 2020, as amended by the amendment filed on August 5, 2020, relating to the Rights Agreement, dated as of April 29, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (as amended, the “Rights Agreement”). On April 28, 2021, in accordance with the terms of the Rights Agreement, the rights issued thereunder expired. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement and is being filed by the Company to deregister the Rights.
On May 11, 2021, the Company filed with the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Third Amended and Restated Certificate of Incorporation all matters set forth in the Company’s Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on April 30, 2020. The 296,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series A Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.
The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1.
Item 2.    Exhibits.
The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on 8-K, filed on May 12, 2021).
4.1
Rights Agreement dated as of April 29, 2020 between Forum Energy Technologies, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock setting forth the terms of the Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock. Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the Distribution Date (as defined in the Rights Agreement) (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on 8-K, filed on April 30, 2020).

4.2
Rights Plan Amendment, dated as of August 4, 2020, among the Company and American Stock Transfer & Trust Company, LLC. (incorporated by referenced to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on August 5, 2020).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 12, 2021	FORUM ENERGY TECHNOLOGIES, INC.
/s/ John C. Ivascu
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
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